SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

August 19, 2004

DATE OF REPORT

(DATE OF EARLIEST EVENT REPORTED)

AMAZON.COM, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

DELAWARE	000-22513	91-1646860
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION FILE NO.)	(IRS EMPLOYER IDENTIFICATION NO.)

1200 12TH AVENUE SOUTH, SUITE 1200, SEATTLE, WASHINGTON 98144

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(206) 266-1000

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

On August 19, 2004, we announced that we had entered into a definitive agreement to acquire all of the outstanding shares of Joyo.com Limited (“Joyo.com”), a company organized under the laws of the British Virgin Islands. Joyo.com operates www.joyo.com and www.joyo.com.cn in the People’s Republic of China (“PRC”) in cooperation with a PRC subsidiary and PRC affiliates.

The transaction is valued at approximately $75 million, including approximately $72 million in cash and the assumption of employee stock options. The transaction is expected to close in the third quarter 2004, although it is subject to customary closing conditions.

The PRC regulates Joyo.com’s business through regulations and license requirements restricting (i) the scope of foreign investment in the Internet, retail and delivery sectors, (ii) Internet content and (iii) the sale of certain media products. In order to meet the PRC local ownership and regulatory licensing requirements, Joyo.com’s business is operated through a PRC subsidiary which acts in cooperation with PRC companies owned by nominee shareholders who are PRC nationals. Although we believe Joyo.com’s structure complies with existing PRC laws, it involves unique risks. There are substantial uncertainties regarding the interpretation of PRC laws and regulations, and it is possible that the PRC government will ultimately take a view contrary to ours. If Joyo.com or its subsidiary or affiliates were found to be in violation of any existing or future PRC laws or regulations or if interpretations of those laws and regulations were to change, the business could be subject to fines and other financial penalties, have its licenses revoked or be forced to shut down entirely. In addition, if Joyo.com were unable to enforce its contractual relationships with respect to management and control of its business, it might be unable to continue to operate the business. Our acquisition and operation of Joyo.com also will be subject to many of the risks described in “Additional Factors that May Affect Future Results”, including risks of acquisitions and of doing business internationally, in our Annual Report on Form 10-K for the year ended December 31, 2003 and subsequent filings.

A copy of the press release announcing the agreement is attached as Exhibit 99.1 and incorporated herein by reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

Exhibit Number	Description
99.1	Press Release dated August 19, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMAZON.COM, INC.
(REGISTRANT)

By:	/s/ L. MICHELLE WILSON
L. Michelle Wilson
Senior Vice President

Dated: August 19, 2004

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated August 19, 2004.